Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

HOMOLOGY MEDICINES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other	190,000,000(1)	N/A	$5,673.74(2)	0.00014760	$0.84

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$5,673.74		$0.84

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$0.84

(1)

Represents the maximum number of shares of Common Stock, par value $0.0001 per share (“Homology Common Stock”), of Homology Medicines, Inc. (“Homology”), that are expected to be issued (or become issuable) to securityholders of Q32 Bio Inc. (“Q32”) pursuant to the merger and related transactions contemplated by the Agreement and Plan of Merger, dated as of November 16, 2023, by and among Homology, Kenobi Merger Sub, Inc., and Q32, with Q32 continuing as a wholly-owned subsidiary of Homology and the surviving corporation of the merger. The amount of Homology Common Stock to be registered is based on the estimated number of shares of Homology Common Stock that is expected to be issued pursuant to the merger, without taking into account the effect of a reverse stock split of Homology Common Stock, assuming a maximum pre-split exchange ratio of approximately 1.12 shares of Homology Common Stock for each outstanding share of common stock of Q32.

(2)

Estimated solely for the purpose of calculating the registration fee under Rule 457(f)(2) under the Securities Act of 1933, as amended. Q32 is a private company, no market exists for its securities, and Q32 has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is calculated based on an aggregate offering amount equal to one-third of the aggregate par value of the Q32 common stock that will be exchanged in the merger (other than shares of Q32 common stock sold in the Q32 pre-closing financing).